EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES ACQUISITION OF
LAKEWAY RESORT FOR $33.5 MILLION

Acquisition Highlights:

•	Purchase price equates to an estimated forward 12-month cap rate of 8.7% and estimated forward 12-month EBITDA multiple of 9.5x

•	Minimal CapEx needs after capital improvements totaling $6 million over past 24 months including complete renovation of guestrooms

•	Unique lakefront location in Austin, one of the fastest growing MSA’s in the country in both population and job growth
DALLAS, January 12, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to acquire the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million ($199,000 per key). The acquisition is expected to close within the next 30 days. Located in the thriving Austin, TX market, the hotel features approximately 24,000 square feet of meeting space (including 17 meeting rooms and four flexible ballrooms). Upon closing, the property will be managed by Remington Lodging.
The purchase price of $33.5 million represents a trailing 12-month cap rate of 7.0% on net operating income which equates to an 11.4x trailing 12-month EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.7% on net operating income, which equates to an estimated 9.5x forward EBITDA multiple. On a trailing 12-month basis, the hotel achieved RevPAR of $108.67, with occupancy of 62.5% and an Average Daily Rate of $173.87.

“This acquisition represents an exceptional opportunity considering its significant upside potential. With its unique lakefront location in Austin’s northwest corridor and the recent capital investments at the property, the Lakeway Resort & Spa is well positioned within the marketplace to provide best-in-class product and services and capitalize on the tremendous growth that is occurring in Austin,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “Additionally, with the ability to install our affiliated property manager, Remington Lodging, as the new property manager for the hotel, we expect to achieve continued growth in the hotel’s operating performance.”
The robust strength of the Austin economy and the continued growth in the technology sector combined with increasing visitation to the area is expected to continue to fuel solid demand in the coming years. The resort is located on the southern bend of Lake Travis in the high-growth northwest corridor of Austin a short drive from the downtown area. This ideal location is proximate to Austin’s 4,400 technology companies while also providing exceptional access to the area’s numerous and varied recreational activities, nightlife and other popular attractions.
Originally developed in 1966, the Lakeway Resort & Spa underwent major expansions in 2001 and 2007 which significantly increased the size of the property. The lakefront property features four separate buildings with 168 well-equipped guestrooms and approximately 24,000 square feet of meeting space including four large flexible ballrooms. In addition to the guestrooms, the hotel controls 8 luxury condominium units through a rental pool agreement. Amenities include a full-service spa, 24-hour fitness center, three swimming pools, a full-service restaurant overlooking Lake Travis, as well as proximate access to golf, tennis and the Lakeway Marina.
The Lakeway Resort & Spa is in exceptional condition with minimal capex needs, having already undergone capital improvements of approximately $6 million ($36,000 per key) over the past 24 months including a complete renovation of the guestrooms.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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